NEWS
For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Mng. Dir., Corporate Communications 703.653.2248 bhalloran@orcc.com	Cathy Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES PROVIDES 2008 EARNINGS GUIDANCE

CHANTILLY, Va., December 6, 2007 – Online Resources Corp. (NASDAQ: ORCC), a leading provider of web-based financial services, today announced its guidance for first quarter and full year 2008. These statements are forward-looking, and actual results may differ materially.

First Quarter Full Year
2007 2008%	2007	2008	%
Actual Guidance Change	Guidance	Guidance	Change

Revenue ($ millions)	$30.8	$37.0-39.0	23%	$134.3-135.8	$156.0-$166.0	19%

Ebitda (a)(b)	$6.4	$7.1-8.5	22%	$31.9-32.7	$37.5-$42.5	24%

	Earnings ($ per share)

Net Loss to Common (c)(d)	$(0.36)	$(0.15)-(0.12)	n/a	$(0.38)-(0.35)	$(0.24)-$(0.12)	n/a

Core Net (Loss) Income (a)(c)(e)(f)	$(0.01)	$0.02-0.04	n/a	$0.25-0.28	$0.32-$0.40	36%

	Share Count (millions)

Basic	25.9	29.3	13%	27.3	29.9	10%

Fully Diluted Shares (g)	27.4	31.6	15%	29.2	32.2	10%

(a)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial measures, including Ebitda and core net (loss) income, to evaluate performance and establish goals. It believes that these measures are valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results.

(b)	Ebitda is defined as earnings before interest, taxes, depreciation, amortization, preferred stock accretion and equity compensation expense.

(c)	First quarters and full years 2008 and 2007 net loss available to common stockholders per share and first quarter 2007 core net loss per share is calculated using the number of weighted-average shares outstanding (basic), not fully diluted shares.

(d)	Guidance does not assume the release of any additional tax valuation allowance in 2008, though the Company may do so. Also does not include the impact of any mark-to-market adjustments for derivatives the Company holds or other fair value accounting impacts.

(e)	Excludes amortization of acquisition-related intangible assets of approximately $2.6 and $2.3 million for the first quarters of 2008 and 2007, respectively, and $9.4 and $7.9 million for the years 2008 and 2007, respectively. Excludes equity compensation expense of approximately $1.9 and $1.0 million for the first quarters of 2008 and 2007, respectively, and $6.5 and $3.9 million for the years 2008 and 2007, respectively. Excludes write-off of fees and other expenses related to senior debt refinancing of approximately $5.6 million in the first quarter and full year 2007. Excludes preferred stock accretion related to the redemption premium of $0.4 million for the first quarters of 2008 and 2007 and $1.6 and $1.5 million for the years 2008 and 2007, respectively. Excludes income (costs) related to the fair market valuation of certain derivatives of $(0.1) and $2.1 million for the first quarter and full year 2007, respectively. Includes preferred stock accretion of approximately $1.8 and $1.7 million for the first quarters of 2008 and 2007, respectively, and $7.3 and $7.0 million for the years 2008 and 2007, respectively.

(more)

(f)	Core net income is defined as net income available to common stockholders before the amortization of acquisition-related intangible assets, equity compensation expense, merger-related charges, restructuring-related charges, impairment charges, cumulative effect of change in accounting methods, income tax benefit from the release of valuation allowance, non-recurring tax charges, income (costs) related to the fair market valuation of certain derivatives and preferred stock accretion related to the redemption premium. Some or all of these items may not be applicable in any given reporting period.

(g)	Only used for the purposes of calculating core net income per share.

“We expect that 2008 will be another high growth year for Online Resources,” stated Matthew P. Lawlor, chairman and chief executive of the Company. “We foresee continued strong consumer adoption of billpay and other web-based financial services, and the opportunity to build market share in both the banking and ecommerce markets. At the same time, we will continue to provide a strong foundation for the future with deployment of a host of new premium services.”

Lawlor added, “Our budget review confirmed that there are no fundamental changes in our business model, and that risk level for possible large client losses has moderated considerably. Given our unique competitive position, combining both scale and agility, the Company is poised to take advantage of the rapidly growing payments space.”

The Company’s management will host a conference call to discuss the guidance today at 5:00 p.m. ET. The conference call dial-in number is (800) 938-1087 for domestic participants and (706) 679-7266 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com. The call and web cast will be recorded and available for playback from 8:00 p.m. ET on December 6th until midnight on Thursday, December 13th. For the conference call playback, dial (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 26038620. For web cast replay, go to the “Investors” section of www.orcc.com.

About Online Resources
Online Resources powers financial technology services for thousands of financial institutions, billers and credit service providers.  Its proprietary suite of account presentation and payment services are branded to its clients, and augmented by marketing services to drive consumer and business end-user adoption.  The Company serves over 10 million end-users and processes $100 billion in bill payments annually.  Founded in 1989, Online Resources (www.orcc.com) is recognized as one of the nation’s fastest growing companies.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to the Company’s: history of losses; dependence on the marketing efforts of third parties; potential fluctuations in operating results; ability to make and successfully integrate acquisitions of new businesses; potential need for additional capital; potential inability to prevent systems failures and security breaches; potential inability to expand services and related products in the event of substantial increases in demand; competition; ability to attract and retain skilled personnel; reliance on patents and other intellectual property; exposure to the early stage of market adoption of the services it offers; exposure to the consolidation of the banking and financial services industry; and additional risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the Company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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